Exhibit 4.4

FIRST AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

BY AND AMONG

SOFTBANK CORP.

SOFTBANK EC HOLDINGS CORP.

ARIBA, INC.

AND

NIHON ARIBA K.K.

DECEMBER 10, 2001

TABLE OF CONTENTS

		Page No.

1	Definitions	1

2	The Company	5

3	Operation of the Company	5

4	Board	5

5	Representative Director; Key Officers	6

6	Statutory Auditors	7

7	Shareholders’ Meetings	7

8	Financial Statements and Accounting Records	7

9	Right Of Inspection	7

10	Softbank Rights	8

11	Company Interests	8

12	Annual Business Plan	8

13	Transfer Restrictions	9

14	“Market Stand-Off” Agreement	10

15	Exclusivity	10

16	Co–Sale Rights	12

17	Additional Capital	12

18	Right of First Offer	12

19	IPO Commitment	14

20	Certain Breaches.	14

21	Modification of Transaction Agreements.	15

22	Representations and Warranties of SOFTBANK and SOFTBANK Parent	16

23	Representations and Warranties of Ariba	17

i

ii

This First Amended and Restated Shareholders Agreement (this “Agreement”) is made as of December 10, 2001 (the “Amendment Date”), by and among Nihon Ariba K.K., a Japanese corporation (the “Company”), Ariba, Inc., a Delaware corporation (“Ariba”), SOFTBANK Corp., a Japanese corporation (“SOFTBANK Parent”), and SOFTBANK EC Holdings Corp., a Japanese corporation previously known as SOFTBANK E-Commerce Corp. and a direct wholly owned subsidiary of SOFTBANK Parent (“SOFTBANK”). The Company, Ariba, SOFTBANK Parent and SOFTBANK are hereunder also referred to collectively as the “Parties” and individually as a “Party”. This Agreement supercedes and replaces the SHAREHOLDERS AGREEMENT between the Parties dated as of October 19, 2000 (the “Prior Agreement”), which the Parties hereby agree is amended and restated in its entirety by this Agreement as of the Amendment Date.

RECITALS

WHEREAS, concurrently herewith, the Parties are amending and/or entering into other agreements relating to the business and affairs of the Company; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement as provided herein and to accept the rights and obligations created pursuant hereto in lieu of the rights and obligations accepted by them under the Prior Agreement.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions.

1.1	“80% Subsidiary” shall mean a Person, of which securities representing at least eighty percent (80%) of the ordinary voting power is or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests are, directly or indirectly owned, controlled or held by the Party on such date.

1.2	“80% Parent” shall mean a Person that directly or indirectly owns, controls, or holds securities representing at least eighty percent (80%) of the ordinary voting power or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests of the Party on such date.

1.3	“Affiliate” of a Person means any Person that is controlled by, controls, or is under common control with the first Person, in each case for so long as such control continues; provided, however, that Affiliates of any Person shall include Persons in which the first Person owns, directly or indirectly, shares representing at least fifty percent (50%) of the voting power represented by such Affiliates’ outstanding shares, regardless of whether such control actually exists. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies of a

Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.4	“Annual Business Plan” means the Company’s annual business plan, as approved by the Board each year for the Company’s next succeeding year including, among other things, (i) a budget for the upcoming fiscal year for anticipated revenues and expenses of the Company, (ii) an expenditure budget, (iii) a cash-flow forecast and (iv) the Performance Criteria.

1.5	“Ariba” is defined in the preambles of this Agreement.

1.6	“Ariba Company Interest” means the Company Interest of Ariba.

1.7	“Ariba Investor” means Ariba and each Person that is an Affiliate of Ariba to whom Securities owned by Ariba at the close of business on the Effective Date and subsequently acquired by Ariba pursuant to Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

1.8	“Ariba Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between Ariba, SOFTBANK Parent and SOFTBANK dated October 19, 2000.

1.9	“Articles” means the articles of incorporation of the Company in the form of attached Exhibit 2.1 to the Stock Purchase Agreement, as the same may be amended from time to time in accordance with this Agreement and the Commercial Code.

1.10	“Board” means the board of directors of the Company.

1.11	“Business” generally means (i) the offer and sale in Japan of Ariba’s business-to-business e-commerce products and services and, in Ariba’s sole discretion, may include localized versions of such products and services (“Localized Products”) to Persons whose principal place of business is located in Japan, (ii) the offer and sale outside Japan of Localized Products (if any) to Affiliates of Persons whose principal place of business is in Japan and (iii) any business ancillary thereto.

1.12	“Business Day” means a day on which commercial banks in the United States and Japan are generally open to conduct their regular banking business.

1.13	“Company” is defined in the preambles of this Agreement.

1.14	“Chief Executive Officer” means the Chief Executive Officer of the Company.

1.15	“Co-Sale Shareholder” is defined in Section 16(a).

1.16	“Commercial Code” means the Commercial Code of Japan, as amended and in effect from time to time.

1.17	“Committee” is defined in Section 19(b).

1.18	“Common Stock” means common stock of the Company as authorized by the Articles.

1.19	“Company Interest” shall mean, for a Party, the percentage interest represented by the number of Securities then held by such Party (assuming that such Party has not Transferred any Securities) divided by the number of then outstanding Fully Diluted Securities.

1.20	“Control Shift” is defined in Section 21(a).

1.21	“Director” means a member of the Board.

1.22	“Effective Date” means the Closing Date (as defined in the Stock Purchase Agreement).

1.23	“Fully Diluted Securities” means the number of Securities outstanding on a fully diluted basis after (i) giving effect to the exchange, exercise and conversion of all outstanding exchangeable, exercisable and convertible Securities and (ii) including all shares of Common Stock reserved and available for the grant of options and or stock purchase rights to employees, officers, directors and consultants of the Company that are not subject to outstanding options.

1.24	“Investor” means each Ariba Investor and each Softbank Investor.

1.25	“IPO” is defined in Section 19(a).

1.26	“Key Officers” means those Company officers who are in management positions reporting directly to the Chief Executive Officer.

1.27	“Listed Competitor” is defined in Section 15(a).

1.28	“Litigation Committee” is defined in Section 20.

1.29	“Meeting Notice” is defined in Section 4(c).

1.30	“Modification Event” means the occurrence of the written notice by Ariba to SOFTBANK pursuant to Section 21(b), except as otherwise provided in Section 21(b).

1.31	“Notice” is defined in Section 18(b).

1.32	“Offered Co-Sale Securities” is defined in Section 16(a).

1.33	“Offered Securities” is defined in Section 18(b).

1.34	“Party” and “Parties” are defined in the preamble of this Agreement.

1.35	“Percentage Interest” is defined in Section 15(b).

1.36	“Performance Criteria” is defined in Section 21(d).

1.37	“Person” means a natural individual, partnership, firm, corporation, or other entity or form of business association.

1.38	“Related Party Transaction” is defined in Exhibit 4(d).

1.39	“Release” means the Release, Reimbursement and Payment Agreement dated as of the Amendment Date among the Parties.

1.40	“Representative Director” means a representative director of the Company with the powers and duties specified for a representative director of a corporation in the Commercial Code or the Articles.

1.41	“Schedule” is defined in Section 15(a).

1.42	“Securities” means all outstanding shares of Common Stock and any other equity securities of the Company or instruments exercisable or exchangeable for or convertible into Common Stock or other equity securities of the Company.

1.43	“SOFTBANK” is defined in the preambles of this Agreement.

1.44	“Softbank Company Interest” means the sum of the Company Interests of SOFTBANK and SOFTBANK Parent.

1.45	“Softbank Investor” means SOFTBANK, SOFTBANK Parent and each Person that is an Affiliate of SOFTBANK Parent to whom Securities acquired by SOFTBANK and SOFTBANK Parent on the Effective Date pursuant to the Stock Purchase Agreement and subsequently acquired by SOFTBANK and SOFTBANK Parent pursuant to Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

1.46	“SOFTBANK Parent” is defined in the preambles of this Agreement.

1.47	“Special Exceptions Law” means the law pertaining to special exceptions to the Commercial Code concerning auditors of companies (Kabushiki Kaisha).

1.48	“Statutory Auditor” means a statutory auditor (Kansa-yaku) of the Company with powers and duties as specified in the Commercial Code.

1.49	“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of October 19, 2000, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of the Amendment Date, among the Company, SOFTBANK Parent and SOFTBANK.

1.50	“Subject Affiliate” is defined in Section 15(a).

1.51	“Term” is defined in Section 24.1.

1.52	“Transaction Agreements” means the Stock Purchase Agreement by and among the Company, SOFTBANK Parent and SOFTBANK dated October 19, 2000, as amended by Amendment No. 1 to Stock Purchase Agreement by and among the Company, SOFTBANK Parent and SOFTBANK dated as of the Amendment Date; First Amended and Restated Shareholders Agreement by and among SOFTBANK Parent, SOFTBANK, Ariba and the Company dated as of the Amendment Date; Distribution Agreement by and between the Company and Ariba dated as of the Amendment Date; Amended and restated letter agreement by and between Ariba and SOFTBANK Parent dated as of the Amendment Date (the “Letter Agreement”); Standby Purchase Agreement by and among SOFTBANK, the Company, and Ariba dated as of the Amendment Date; and the Amended Master Alliance Agreement by and between the Company and Softbank Commerce Corporation dated as of the Amendment Date, including the Attachment for Reselling of the same date and the Addendum to the Attachment for Reselling; Appointment of Dealers of the same date.

1.53	“Transfer” is defined in Section 13(a).

2.	The Company. The Parties hereby acknowledge that the purpose of the Company shall be to establish and develop the Business.

3.	Operation of the Company. Each Party agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Agreements, including, without limitation, to vote all Securities held by it (and to cause all Securities held by any of its Affiliates and permitted transferees under Section 13 to be voted) to effect the terms hereof.

4.	Board.

(a) Board of Directors. The Company will be managed by the Board in accordance with the terms of this Agreement and applicable law. The Board shall consist of seven (7) Directors, five (5) of whom shall be nominated by Ariba and two (2) of whom shall be nominated by SOFTBANK. One of the Directors nominated by Ariba shall be the Chief Executive Officer. If the Softbank Company Interest at any time decreases to less than thirty percent (30%), the Parties shall upon written notice from Ariba cause the Board constituency to be adjusted so that only one (1) Director is nominated by SOFTBANK within thirty (30) days of such written notice. If the Softbank Company Interest at any time decreases to less than fifteen percent (15%), the Parties shall upon written notice from Ariba cause the Board constituency to be adjusted so that no Directors are nominated by SOFTBANK, within thirty (30) Business Days of such written notice, unless the Softbank Investors shall continue to hold at least forty percent (40%) of the Securities acquired by the Softbank Investors pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

(b) Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with applicable law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time by a written notice to the Company and the other Party, in which event the Party which nominated the Director in question shall cause such Director to deliver a written resignation to the Company. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that nominated or has the right to nominate the Director in question, subject to obtaining the approval of a majority of the remaining Directors.

(c) Board Meetings. Each Director shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings (with video conference or any other legally permitted means of meeting under the Commercial Code to be permitted at the request of any Director); provided, however, that (i) the Board shall meet at least once during each calendar quarter and (ii) written notice of each Board meeting (a “Meeting Notice”) shall be given not less than ten (10) Business Days in advance of the meeting date (which ten (10) Business Day period may be shortened if each Director either (A) grants a written waiver of notice of such meeting or (B) actually attends such meeting, without objection). All Meeting Notices shall include a proposed agenda listing the items to be discussed at such Board meeting. Board meetings shall be conducted in the English language (with Japanese interpretation) and minutes of such meetings shall be prepared by the Company in English and Japanese and distributed to each Director promptly following a meeting. In the event of conflict or controversy between versions, the English version of the minutes shall control. Proposals or reports brought before any Board or shareholders’ meeting for information or action (including without limitation the Company’s annual and semi-annual financial statements) shall be prepared in English and Japanese. In the event of conflict or controversy, the English version thereof shall control. Any and all reasonable travel costs (including without limitation business class air travel) and expenses incurred for purposes of attendance by a Party’s Directors at Board meetings held outside the country where the Party’s corporate headquarters is located shall be reimbursed by the Company.

(d) Board Quorum, Resolutions. A quorum shall be deemed to exist for purposes of Board actions so long as at least four (4) Directors are present, including one (1) Director appointed by SOFTBANK and one (1) Director appointed by Ariba. If no Director nominated by SOFTBANK or no Director nominated by Ariba attends a duly noticed Board meeting, such meeting shall be immediately adjourned and rescheduled, and written notice of such rescheduled meeting shall be delivered to the Directors not less than five (5) Business Days in advance of the rescheduled meeting. If the number of Directors who attend such rescheduled meeting is not sufficient to constitute a quorum under the first sentence of this Section 4(d), a quorum shall be deemed to exist for purposes of the rescheduled meeting notwithstanding such non-attending Directors’ absence so long as there is a sufficient number of directors present to constitute a valid quorum pursuant to the Commercial Code. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4(d) is present. Notwithstanding the foregoing, the matters set forth on attached Exhibit 4(d) shall additionally require the affirmative vote of at least one Director appointed by SOFTBANK or SOFTBANK Parent, provided that at the time such vote is sought the Softbank Investors hold at least forty percent (40%) of the Securities acquired by the Softbank Investors pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

5. Representative Director; Key Officers. Ariba shall designate two (2) Representative Directors of the Company in accordance with the Commercial Code, one of whom shall be the Chief Executive Officer. Ariba shall have the right to approve the Chief Executive Officer and the Key Officers in its sole discretion upon prior consultation with SOFTBANK. Ariba shall also have the right, exercisable in its sole discretion upon prior consultation with SOFTBANK, (i) to remove and replace the Chief Executive Officer or any Key Officer at any time and (ii) to appoint a successor Chief Executive Officer or Key Officer in the event a vacancy arises for any reason, in each case effective upon the delivery of written notice to the Chief Executive Officer or the Key Officer and the other Parties. Each Party agrees to cause the Directors nominated by it to take appropriate action by the Board to effect any such removal, replacement or appointment.

6. Statutory Auditors. The Company shall have three (3) Statutory Auditors whom shall be nominated by Ariba. A Statutory Auditor may be removed for cause in accordance with applicable law. Ariba shall also have the right, exercisable in its sole discretion, to remove and replace a Statutory Auditor at any time, effective upon the delivery of written notice to the Statutory Auditor to be removed and the other Parties. Ariba shall also further have the right to appoint a successor Statutory Auditor in the event a vacancy arises for any reason.

7. Shareholders’ Meetings. Shareholders of the Company shall receive notice of each shareholders’ meeting at least ten (10) Business Days before the scheduled date of such meeting. The Company shall have at least one shareholders’ meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board. Meetings shall be conducted in the English language (with Japanese translation to the extent requested by SOFTBANK paid for by the Company), and minutes of such meetings shall be prepared by the Company in English and Japanese. In the event of conflict or controversy, the English version of the minutes shall control.

8. Financial Statements and Accounting Records. Financial statements for the Company, including without limitation a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by the Company to each of the other Parties (i) within sixty (60) days after the end of each fiscal quarter for such quarter, and (ii) within ninety (90) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by an internationally recognized accounting firm (which will act as an independent auditor under the Special Exceptions Law) retained by the Company. All financial statements shall be (i) prepared in accordance with generally accepted accounting principles in Japan and (ii) in reasonable detail and shall contain such financial data as Ariba, SOFTBANK Parent and SOFTBANK reasonably request in order to keep each of them advised of the Company’s financial status (although quarterly statements need not include footnotes and may be subject to year-end adjustments).

9. Right Of Inspection. During office hours of the Company, and upon reasonable notice to the Company, each of SOFTBANK, SOFTBANK Parent and Ariba shall have full access to all properties, books of account, and records of the Company, and each such Party shall have the right to make copies from such books and records at its own expense. Any information obtained by SOFTBANK, SOFTBANK Parent or Ariba through exercise of rights granted under this Section 9 shall, to the extent constituting Confidential Information under

Section 7.3 of the Stock Purchase Agreement, be subject to the confidentiality provisions set forth in such Section 7.3.

10. Softbank Rights. Without limiting Section 4, if any matter shall require the vote of holders of more than a majority of the voting Securities pursuant and entitled to vote on such matter, whether pursuant to the Articles, the Commercial Code, or any other applicable law, agreement or instrument, SOFTBANK and SOFTBANK Parent shall vote (and shall cause all of its Affiliates and permitted transferees pursuant to this Agreement to vote) on such matter the same way as Ariba votes Securities held by it on such matter. Without limiting Section 4, SOFTBANK and SOFTBANK Parent agree not to exercise (and to cause all of its Affiliates and permitted transferees pursuant to Section 13 of this Agreement not to exercise) any rights as a shareholder of the Company arising under the Commercial Code or other applicable law that would prevent the Company from being operated in accordance with the terms of this Agreement and the other Transaction Agreements, including any rights granted to a shareholder of the Company pursuant to Articles 358, 413-3, 406-2, 257, 280, 426, 381, 232-2, 256-3, 280-10, 341-7, 341-18, 280-15, 363, 372, 380, 415, 431, 245-2, 349, 408-3, 280-5-2, 341-2-6 and 341-11-2 of the Commercial Code; provided, however, that in no event shall any Softbank Investor be prevented from exercising any right expressly granted to such party under this Agreement or any Transaction Agreement. Each Softbank Investor agrees to enter into one or more voting agreements or to grant Ariba one or more proxies in any form reasonably requested by Ariba to effect the provisions of this Section 10.

11. Company Interests. The Parties agree to implement the Company’s capital structure and the terms of this Agreement so that at all times during the term hereof, including following an IPO, (i) the Ariba Company Interest shall not be less than fifty and one tenth percent (50.1%), without payment of additional consideration to the Company, regardless of whether any Ariba Investor (other than the Company) shall exercise any preemptive, first refusal or other rights to acquire Securities issued by the Company and (ii) the Softbank Company Interest shall not be less than thirty and one tenth percent (30.1%), without payment of additional consideration to the Company, assuming that the Softbank Investors (A) exercise the rights of first refusal to the fullest extent permitted by Section 18 and (B) exercise any other preemptive, right of first refusal or other rights to acquire Securities offered to them by the Company. The Company shall issue additional Common Stock to Ariba and additional Common Stock to SOFTBANK and SOFTBANK Parent (with an equal number of shares to be issued to SOFTBANK and SOFTBANK Parent), without payment of additional consideration, to effect the provisions of this Section 11. This Agreement may be terminated by Ariba, on the one hand, and SOFTBANK and SOFTBANK Parent, on the other hand, if the issuance of Common Stock to Ariba, on the one hand, and SOFTBANK and SOFTBANK Parent, on the other hand, pursuant to this Section 11, without payment of additional consideration to the Company, would violate applicable law. Notwithstanding the foregoing, upon written notice by Ariba to the Company, the provisions of this Section 11 shall not apply to the issuance of any Securities in a transaction referred to in Section 18(f)(iii) and (iv), provided that Ariba, SOFTBANK and SOFTBANK Parent are treated in the same way proportionately.

12. Annual Business Plan. The Company’s management shall discuss its proposed Annual Business Plan with SOFTBANK before submitting such Annual Business Plan to the Board for approval.

13. Transfer Restrictions.

(a) Neither SOFTBANK Parent nor SOFTBANK shall, except as otherwise specifically provided in this Agreement, sell, transfer, assign, hypothecate or in any way alienate (“Transfer”) any of its Securities.

(b) Notwithstanding Section 13(a), SOFTBANK Parent and SOFTBANK may Transfer all or any portion of its Securities (i) to any 80% Subsidiary or 80% Parent of such Party or (ii) after the closing of an IPO, to any Person upon the completion of such Party’s compliance with the restrictions imposed by Section 14 of this Agreement; provided that the following conditions shall be satisfied in the case of a Transfer pursuant to clause (i) above of this Section 13(b):

A. (x) in the case of a Transfer to an 80% Subsidiary, such Party covenants that such 80% Subsidiary shall remain an 80% Subsidiary of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the 80% Subsidiary owns the Transferred shares; and (y) in the case of a Transfer to an 80% Parent, such 80% Parent covenants that it shall remain an 80% Parent of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the 80% Parent owns the Transferred shares; and

B. such Party, or, in the case of a Transfer to an 80% Subsidiary or an 80% Parent, such 80% Subsidiary or 80% Parent represents and covenants that the shares transferred to the transferee are not, and will not be, subject to any lien or other security interest, whether direct or indirect, unless such lien or security interest is consented to by the Company.

(c) Intentionally Blank.

(d) In the case of any Transfer permitted under Section 13(b)(i), SOFTBANK Parent or SOFTBANK, as the case may be, shall deliver to the Company and Ariba (i) at least ten (10) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement, and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

(e) Ariba shall not, except as otherwise specifically provided in this Agreement, Transfer any of its Securities.

(f) Notwithstanding Section 13(e), Ariba may Transfer all or any portion of its Securities (i) to any Person, provided that Ariba and its Affiliates continue to own at least fifty percent (50%) of the Securities owned by Ariba at the close of business on the Effective Date and subsequently acquired by Ariba pursuant to Sections 11 and 18 of this

Agreement, or (ii) after the closing of an IPO, to any Person upon the completion of such Party’s compliance with the restrictions imposed by Section 14 of this Agreement.

(g) In the case of any Transfer permitted under Section 13(f)(i), Ariba shall deliver to the Company and SOFTBANK (i) at least ten (10) business days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

14. “Market Stand-Off” Agreement. Each of Ariba, SOFTBANK Parent and SOFTBANK hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer, directly or indirectly, any Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 14 and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto.

Notwithstanding the foregoing provisions of this Section 14, the obligations of Ariba, SOFTBANK Parent and SOFTBANK under this Section 14 shall not be more restrictive than the least restrictive “market standoff” obligations to which any of the Company’s executive officers, directors or 10% or greater shareholders are subject. In order to enforce the foregoing covenant, the Company may to the extent permitted by applicable law impose stop-transfer instructions with respect to the Shares owned by the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

15. Exclusivity.

(a) During the term of this Agreement, SOFTBANK agrees that it will not, and will not permit any Affiliate in which SOFTBANK directly or indirectly holds a fifty percent (50%) or greater ownership interest (a “Subject Affiliate”), to do any of the following:

(i) make any investment in any company (each, a “Listed Competitor”) identified on a schedule furnished by Ariba to SOFTBANK

(the ”Schedule”); provided, however, that SOFTBANK and its Subject Affiliates shall act in good faith to avoid entering into relationships with parties who could reasonably be anticipated to damage the business of Ariba or the Company; provided, further, that this Section 15(a)(i) shall not apply to (A) any Subject Affiliate of SOFTBANK that is publicly listed, or any investment fund or other investment vehicle in which SOFTBANK holds an equity interest (as general partner, limited partner or otherwise) to the extent such funds or vehicles are operating solely for investment purposes; or (B) the acquisition by SOFTBANK or any of its Subject Affiliates, solely for investment purposes, of an interest of less than 5% of a publicly traded company provided that the investing party does not violate any other provision of this Section 15.

(ii) provide, develop or offer any products or services of any Listed Competitor that are directly competitive with the procurement, market place or other principal software products or value added network services of the Company or Ariba from time to time or other services expressly intended to offer the procurement or marketplace functions of such products (collectively, a “Competitive Product”); provided, however, that this Section 15(a)(ii) shall not preclude SOFTBANK or any of its Subject Affiliates from providing, developing or offering general maintenance, hosting, consulting or other professional services;

(iii) provide, develop or offer any products or services that are directly competitive with the procurement, market place or other principal software products or value added network services of the Company or Ariba from time to time or other services expressly intended to offer the procurement or marketplace functions of such products; provided, however, that this Section 15(a)(iii) shall not preclude SOFTBANK or any of its Subject Affiliates from providing, developing or offering general maintenance, hosting, consulting or other professional services; or

(iv) make or permit any public announcement of a commercial relationship with any Listed Competitor with respect to providing, developing or offering a Competitive Product; provided, however this Section 15(a)(iv) shall not apply to any Subject Affiliate of SOFTBANK that is publicly listed or any investment fund or investment vehicle in which SOFTBANK holds an equity interest (as general partner, limited partner or otherwise) to the extent such investment funds or investment vehicles are operating solely for investment purposes.

(b) Ariba shall have the right to update the Schedule in writing to add or delete parties to the list of Listed Competitors on an annual basis; provided, however, that Ariba may, up to two (2) times each year, replace one party on the Schedule with a party that it reasonably believes to be a significant competitor to Ariba or the Company and; provided, further that (i) neither SOFTBANK nor any Affiliate will be required to divest, unwind or otherwise dispose of any investments or other contractual relationships established prior to the listing of a company as a Listed Competitor and (ii) such updated Schedule shall not exceed fifty (50) companies (not taking into account their controlled affiliates).

(c) For purposes of this Section 15, SOFTBANK shall not be deemed an investment fund or investment vehicle or a Subject Affiliate.

(d) This Section 15 shall terminate at such time as Ariba by written notice pursuant to Section 4(a) shall have caused SOFTBANK not to have any Directors nominated by SOFTBANK on the Board, but not if any Director designated by SOFTBANK ceases to serve as a Director for any other reason.

16. Co-Sale Rights.

(a) If any Ariba Investor desires to Transfer any of its Securities (the “Offered Co-Sale Securities”) to any Person (other than an Ariba Investor) and such Offered Co-Sale Securities, together with any Securities previously Transferred by Ariba Investors to Persons (other than Ariba Investors) represent eleven percent (11%) or more of the outstanding Fully Diluted Securities measured at the time of such Transfer, the Softbank Investors (each, a “Co-Sale Shareholder”) shall have the right and option to include a pro rata portion of the Securities to be sold in the proposed sale at the same price per share and on the same other terms and conditions that apply to Ariba in the proposed sale. Each Co-Sale Shareholder’s pro rata portion shall be equal to the product of (i) the outstanding Securities owned by such Co-Sale Shareholder divided by the outstanding Securities owned by Ariba and all Co-Sale Shareholders who duly elect to sell Securities in the transaction, multiplied by (ii) the total number of Securities proposed to be sold in the transaction. The number of Offered Co-Sale Securities to be sold by Ariba in the transaction shall be reduced to the extent that Co-Sale Shareholders elect to participate in the transaction.

(b) Ariba shall give notice to each Co-Sale Shareholder of the proposed sale. Such notice shall contain the proposed sales price per share and the other material terms and conditions on which Ariba desires to sell the Offered Co-Sale Securities. Each Co-Sale Shareholder may exercise its right to participate in the sale pursuant to this Section 16 by giving notice to Ariba and each other Co-Sale Shareholder within fifteen (15) days after receipt of such notice from Ariba.

17. Additional Capital. If the Company seeks to raise additional capital primarily for financing rather than strategic purposes, the Company shall consider in good faith raising debt financing rather than equity financing after consulting with SOFTBANK regarding the Company’s financing alternatives, provided that whether the Company seeks to raise debt or equity financing and the terms of any such financing shall be determined by the Board in its sole good faith discretion.

18. Right of First Offer.

(a) Subject to the terms and conditions specified in this Section 18, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Securities. Each time the Company proposes to offer any Securities, the Company shall first make an offering of the Securities to the Investors in accordance with the following provisions.

(b) The Company shall deliver a notice in accordance with Section 26.2 (“Notice”) to each Investor stating (i) its bona fide intention to offer the Securities,

(ii) the number of Securities to be offered (the “Offered Securities”), and (iii) the price and terms upon which it proposes to offer the Offered Securities.

(c) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of the Offered Securities that equals the proportion that the number of shares of Securities issued and held by the Investor, after giving effect to the exchange, exercise and conversion of all Securities held by Investor that are exchangeable and exercisable for and convertible into Securities, bears to the total number of shares of Securities then outstanding, after giving effect to the exchange, exercise and conversion of all securities then outstanding that are exchangeable and exercisable for and convertible into Securities.

(d) Notwithstanding Section 18(c), by written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Softbank Investors may elect to purchase or obtain, at the price and on the terms specified in the Notice, a number of the Offered Securities such that the Softbank Company Interest immediately after the sale of the Offered Securities (after giving effect to any issuance of Securities to Ariba pursuant to Section 11 hereof) and assuming that the Softbank Investors purchase all of the Offered Securities that they are entitled to purchase pursuant to this Section 18(d)) equals the Softbank Company Interest immediately before the sale of such Offered Securities. Notwithstanding Section 18(c), the number of Offered Securities that the Ariba Investors are entitled to purchase pursuant to Section 18(c) shall be reduced to the extent necessary to permit the Softbank Investors to purchase Offered Securities pursuant to this Section 18(d).

(e) If all Offered Securities that Investors are entitled to obtain pursuant to Sections 18(c) and (d) are not elected to be obtained as provided in Sections 18(c) and (d) hereof, the Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 18(c) hereof, offer the remaining unsubscribed portion of such Offered Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Offered Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Securities shall not be offered unless first reoffered to the Investor in accordance herewith.

(f) The right of first offer in this Section 18 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services; (ii) the issuance of Securities pursuant to a bona fide public offering of shares of Common Stock, (iii) the issuance of Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iv) the issuance of stock, warrants or other Securities or rights not primarily for equity financing purposes to persons or entities with which the Company has business relationships or will have a strategic business relationship following such issuance, (vi) the offer and sale of Securities within one hundred eighty (180) days after the Effective Date at a pre-money valuation of the Company of at least $200 million to strategic partners, as contemplated by the Parties, or (v) issuances or distributions of securities to Ariba, SOFTBANK or SOFTBANK Parent pursuant to Section 11 hereof. The right of first offer in Section 18(c) but not Section 18(d) shall terminate upon the closing of the IPO.

19. IPO Commitment.

(a) The Parties intend that, on or prior to the third (3rd) anniversary of the Effective Date, the Company will seek to conduct an initial public offering of shares of its Common Stock (“IPO”), subject to prevailing market conditions and the condition and performance of the Company.

(b) In the event an IPO has not been consummated on or prior to the third (3rd) anniversary of the Effective Date, at the request of SOFTBANK or SOFTBANK Parent, the Board shall form a committee of the Board (the “Committee”) consisting of one (1) Director of the Board designated by each of Ariba and SOFTBANK. The Committee shall, from time to time at the request of either member, consult with an investment banking firm of recognized international standing that is unaffiliated with the Committee members or the Parties. The Committee shall request such investment banking firm to thereafter make a formal review and presentation to the Board as to the commercial reasonableness of proceeding with an IPO in light of then prevailing market conditions and the condition and performance of the Company. Based on the recommendation of such investment banking firm, the Committee shall make a recommendation to the full Board about proceeding with an IPO, which the Board shall consider and review in good faith based on benefits and risks to the Company of the proposed IPO. If the Board approves proceeding with an IPO, the Company shall use commercially reasonable efforts to proceed promptly with an IPO.

(c) Each shareholder agrees to enter into a customary market standoff agreement with the underwriter(s) in the IPO with substantially the same terms and conditions as set forth in Section 14.

20. Certain Breaches. If SOFTBANK or SOFTBANK Parent alleges in writing to the Company, after consultation with its outside counsel, that it is probable that Ariba or any Ariba Affiliate (other than the Company and its controlled Affiliates) has breached any contract between Ariba or any Ariba Affiliate (other than the Company and its controlled Affiliates), on the one hand, and the Company or any of its controlled Affiliates, on the other hand, the Board shall at the request of SOFTBANK or SOFTBANK Parent form a committee of the Board (the “Litigation Committee”) consisting of two (2) Directors designated by SOFTBANK. The Committee shall have the sole and exclusive authority to (i) determine whether to assert on behalf of the Company that Ariba or any other Ariba Affiliate (other than a controlled Affiliate of the Company) has breached any such contract and (ii) if any such assertion is made, to control the resolution of any such dispute, but only if such dispute is resolved through the dispute resolution process set forth in Section 26.1 hereof as if applicable to disputes referred to in this Section 20. Ariba agrees, upon behalf of itself and its controlled Affiliates (other than the Company and its controlled Affiliates) and the Company agrees on behalf of itself and its controlled Affiliates to submit any such dispute to the dispute resolution process set forth in Section 26.1 hereof. Notwithstanding the foregoing, this Section 20 shall not apply to any claims for breach of contract that are released and discharged pursuant to Section 1 of the Release. Prior to March 31, 2004, no action by the Litigation Committee pursuant to this Section 20 shall constitute an election to terminate the Distribution Agreement for any purpose.

21. Modification of Transaction Agreements.

(a) If at anytime on or after December 1, 2002, the Performance Criteria are not satisfied for at least the four (4) immediately preceding full calendar quarters, Ariba may at its sole discretion cause (i) three (3) of the five (5) Directors nominated by it pursuant to Section 4(a) hereof (or such larger number of Directors as would, together with the Directors then appointed by SOFTBANK, constitute a majority of the members of the Board) to be removed and (ii) at SOFTBANK’s election, the resulting vacancies to be filled by the same number of individuals designated by SOFTBANK at its sole discretion (such change in the composition of Board pursuant to clause (i) of this sentence being herein referred to as a “Control Shift,” regardless of whether SOFTBANK shall elect to fill the resulting vacancies pursuant to clause (ii) of this sentence). While any Control Shift is in effect, SOFTBANK or SOFTBANK Parent may exercise all of the rights otherwise granted to Ariba pursuant to Sections 5 and 6 hereof.

(b) At any time after two full calendar quarters after a Control Shift, but in no event prior to April 1, 2004, Ariba may at its sole discretion by written notice to SOFTBANK effect a Modification Event, unless (i) the Company is then satisfying the Performance Criteria and (ii) the Company has made up any failure to satisfy the Performance Criteria during the two (2) consecutive full calendar quarters prior to the Control Shift. Notwithstanding the foregoing, Ariba may not effect a Modification Event if during the period the Control Shift is in effect Ariba has either (i) replaced any Director nominated by it pursuant to Section 21(a) hereof or (ii) voted as a shareholder of the Company (or permitted any of its Affiliates to vote as a shareholder of the Company) against any written proposals submitted for shareholder approval that have been approved by a majority of the Directors during the period of the Control Shift (other than any matters set forth on attached Exhibit 21(b), which shall require the affirmative vote of at least one Director appointed by Ariba other than pursuant to Section 21(a)).

(c) Upon the occurrence of a Modification Event: (i) pursuant to Section 2.6 of the Distribution Agreement, (A) the license granted to the Company pursuant to the Distribution Agreement shall become a non-exclusive license rather than an exclusive license and (B) the Company shall cease to have the right to use certain tradenames and trademarks; (ii) the Control Shift shall remain in effect permanently, (iii) SOFTBANK and SOFTBANK Parent may exercise indefinitely all of the rights otherwise granted to Ariba pursuant to Sections 5 and 6 hereof; (iv) Section 10 hereof shall apply to Ariba and not to SOFTBANK, SOFTBANK Parent or any other Softbank Investor; and (v) the exclusivity provisions set forth in Section 15 hereof and in Section 5 of the Letter Agreement shall terminate and be of no further force or effect.

(d) For purposes of this Agreement, “Performance Criteria” means criteria for the performance of the Company, which (i) are specified by the Chief Executive Officer and included as part of the Annual Business Plan and (ii) if not achieved, indicate that the Company is failing in significant respects to achieve the Annual Business Plan to which such Performance Criteria relate.

22. Representations and Warranties of SOFTBANK and SOFTBANK Parent. Each of SOFTBANK and SOFTBANK Parent hereby represents and warrants to Ariba and the Company that, as of the Effective Date, the following statements are and shall be true and correct:

(a) Organization. Each of SOFTBANK and SOFTBANK Parent is a corporation duly organized and validly existing under the laws of Japan, and has the corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

(b) Permits; Approvals. Each of SOFTBANK and SOFTBANK Parent holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to each such Party’s knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

(c) Authorization. All corporate action on the part of each of SOFTBANK and SOFTBANK Parent necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the other Transaction Agreements to which it is a party when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of each such Party.

(d) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with the execution, delivery and performance by each of SOFTBANK and SOFTBANK Parent of this Agreement and the other Transaction Agreements to which it is a party, or if any such consent is required, each such Party has satisfied the applicable requirements.

(e) Effect of Agreement. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which SOFTBANK or SOFTBANK Parent is a party will not (i) violate the Articles of Incorporation of such party or any provision of any law, statute, rule or regulation to which such party is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to such party, (iii) have any effect on the compliance of such party with any applicable licenses, permits or authorizations which would materially and adversely affect such party, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which such party is a party and which would materially and adversely affect such party or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of such party.

(f) Litigation. There are no actions, suits or proceedings pending or, to such party’s knowledge, threatened, against such party before any court or governmental agency which question such party’s right to enter into or perform its obligations under this Agreement or the other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

(g) Disclosure. No representation or warranty by SOFTBANK or SOFTBANK Parent contained in this Agreement or in any other Transaction Agreements to which such party is a party, and no exhibit, writing or other instrument required to be furnished by such party pursuant hereto or thereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

23. Representations and Warranties of Ariba. Ariba hereby represents and warrants to SOFTBANK Parent and SOFTBANK that, as of the Effective Date, the following statements are true and correct:

(a) Organization. Ariba is a corporation duly organized and validly existing under the laws of Delaware. Ariba has the corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

(b) Permits; Approvals. Ariba holds all licenses, permits, certifications and other authorizations, including without limitation any such authorizations required under U.S. federal securities laws, the absence of which would have a material adverse effect on the financial condition or business of Ariba, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Ariba’s knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

(c) Authorization. All corporate action on the part of Ariba necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement, the Distribution Agreement and the other Transaction Agreements to which it is a party, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Ariba.

(d) Government and Other Consents. Except as disclosed in the Transaction Agreements, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with Ariba’s execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, or if any such consent is required, Ariba has satisfied any applicable requirements.

(e) Effect of Agreement. Ariba’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party will not (i) violate the Certificate of Incorporation of Ariba or any provision of any law, statue, rule or regulation to which it is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Ariba, (iii) have any effect on the compliance of Ariba with any applicable licenses, permits or authorizations which would materially and adversely affect Ariba, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Ariba is a party and which would materially and adversely affect Ariba, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Ariba.

(f) Litigation. There are no actions, suits or proceedings pending or, to Ariba’s knowledge, threatened, against Ariba before any court or governmental agency which question Ariba’s right to enter into or perform this Agreement or other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

(g) Disclosure. No representation or warranty by Ariba contained in this Agreement or any other Transaction Agreement to which it is a party, and no exhibit, writing or other instrument required to be furnished pursuant hereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

24. Effectiveness, Term and Termination.

24.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until and unless terminated pursuant to Section 24.2.

24.2 Termination. This Agreement may be terminated as follows:

(a) Upon the Parties’ mutual written agreement.

(b) By either Ariba or the Company, effective immediately upon written notice to the other Parties, if either SOFTBANK Parent or SOFTBANK breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c) By either SOFTBANK Parent or SOFTBANK, effective immediately upon written notice to the other Parties, if Ariba or the Company breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

(d) By Ariba, effective immediately upon written notice to the other Parties in the event that either Ariba or the Company (except, in the case of the Company, while a Control Shift is in effect) has elected to terminate the Distribution Agreement in accordance with its terms.

(e) By either SOFTBANK Parent, SOFTBANK, Ariba or the Company, effective immediately upon written notice to the other Parties, in the event that any other Party is dissolved, liquidated or declared bankrupt or a filing for voluntary or involuntary.

(f) Notwithstanding the foregoing, the right of SOFTBANK and SOFTBANK Parent to terminate this Agreement (i) pursuant to Section 24.2(c), as a result of a breach by the Company, or (ii) pursuant to Section 24.2(d), as a result of a termination of the Distribution Agreement by the Company, shall exist only if the Company is an Affiliate of Ariba and only if no Control Shift is in effect.

(g) For purposes of this Section 24.2, the term “Transaction Agreements” has the same meaning given to such term in Section 8.2(f) of the Stock Purchase Agreement.

24.3 Continuing Liability. Notwithstanding the foregoing, Article 25 and Article 26 (except for Section 26.6, which shall not survive termination) shall survive a termination of the Agreement. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

25. Incidental and Consequential Damages.

NO PARTY NOR ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTIES UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

EACH PARTY AGREES AND ACKNOWLEDGES THAT MONEY DAMAGES MAY NOT BE AN ADEQUATE REMEDY FOR ANY BREACH OF THE PROVISIONS OF THIS AGREEMENT AND THAT EACH PARTY MAY, IN ITS SOLE DISCRETION, APPLY FOR SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF IN ORDER TO ENFORCE OR PREVENT ANY VIOLATIONS OF THE PROVISIONS OF THIS AGREEMENT.

26. Miscellaneous.

26.1 Governing Law; Dispute Resolution. The validity, construction and enforceability of this Agreement and all related agreements, collectively or separately, shall be governed by and construed in accordance with the laws of the State of California. The Parties shall attempt to resolve all disputes between the Parties arising out of or relating to this Agreement amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given (the last day of such sixty (60) day period being herein referred to as the “Arbitration Date”), such dispute shall be finally settled by arbitration in San Francisco, California, using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator so selected shall have substantial experience in the software industry. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided that a permanent injunction and damages shall only be awarded by the arbitrator(s). For all purposes of this Section 26.1, the Parties consent to exclusive jurisdiction and venue in the United States federal Courts located in the Northern District of California. For the avoidance of doubt, the validity, construction, and enforceability of this Agreement and the resolution of disputes arising out of and relating to this Agreement and any related agreements (other than an action solely between Nihon Ariba K.K. and Softbank Commerce Corporation relating solely to the Amended Master Alliance Agreement), collectively or separately, shall be governed solely by this Section 26.1, notwithstanding that (i) the Amended Master Alliance Agreement is governed by Japanese law and uses a different dispute resolution procedure or (ii) disputes arising out of or relating to this Agreement are, or are asserted to, in any way relate to or be based on similar facts as disputes arising out of or relating to the Amended Master Alliance Agreement.

26.2 Notices and Other Communications. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and in English and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) by delivery by confirmed facsimile or (iii) three (3) Business Days after being provided to an internationally recognized courier service with an expected delivery of no more than three (3) business days, in each case to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other Parties:

(a) If to SOFTBANK Parent

SOFTBANK Corp.

24-1 Nihonbashi-Hakozakicho

Chuo-ku, Tokyo 103-8501

Japan

Fax: +81-3-5641-3401

Attention: Masayoshi Son

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-1-3 Marunouchi

Chiyoda-ku, Tokyo

100-0005 Japan

Fax: +81-3-3214-6512

Attention: Ken Siegel, Esq.

(b) If to SOFTBANK

SOFTBANK EC Holdings Corp.

24-1 Nihonbashi-Hakozakicho

Chuo-ku, Tokyo 103-8501

Japan

Fax: +81-3-5641-3406

Attention: Ken Miyauchi

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-1-3 Marunouchi

Chiyoda-ku, Tokyo

100-0005 Japan

Fax: +81-3-3214-6512

Attention: Ken Siegel, Esq.

(c) If to the Company

Nihon Ariba K.K.

Shinjuku Park Tower

7-1, Nishi-Shinjuku 3-chome

Shinjuku-ku, Tokyo

Fax: +81-3-5326-3170

Attention: President and Chief Executive Officer

with a copy to:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089 USA

Fax: (650) 930-8193

Attention: General Counsel and Chief Financial Officer

(d) If to Ariba

807 11th Avenue

Sunnyvale, CA 94089 USA

Attn: Chief Financial Officer

Attn: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attn: Brooks Stough

26.3 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

26.4 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable (including, without limitation, as a result of objections by the Japanese Fair Trade Commission) then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

26.5 References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

26.6 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

26.7 Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

26.8 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

26.9 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the entire agreement between the Parties and supersede all previous agreements and understandings, except for the Ariba Non-Disclosure Agreement, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document in English which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

26.10 Assignment. No Party shall assign this Agreement (or any right or obligation hereunder) without the other Parties’ prior written consent, except that (i) Ariba may assign this Agreement to a Person into which it has merged or which has otherwise succeeded to all or substantially all of Ariba’s business or assets and (ii) SOFTBANK Parent and SOFTBANK may assign this Agreement to a Person that is a wholly owned subsidiary of SOFTBANK Parent or SOFTBANK, respectively, or a Person who has succeeded to all or substantially all of the business or assets of SOFTBANK Parent and SOFTBANK, respectively. All assignees under this Section 26.10 must assume in writing or by operation of law, the assigning Party’s obligations under this Agreement, provided, however, that the assigning Party shall remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

26.11 No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

26.12 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

26.13 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date hereof.

SOFTBANK CORP.

By:

Title:

SOFTBANK EC HOLDINGS CORP.

By:

Title:

ARIBA, INC.

By:

Title:

NIHON ARIBA K.K.

By:

Title:

Exhibit 1.27

Distribution Agreement

Exhibit 4(d)

ACTIONS REQUIRING THE APPROVAL OF SOFTBANK

DIRECTOR PURSUANT TO SECTION 4(d)

Each of the following acts will require the approval of SOFTBANK or SOFTBANK Parent, to be obtained from one of the Directors appointed by either SOFTBANK or SOFTBANK Parent:

(1)	Any material change to the nature or scope of the Business.

(2)	Any amendment or other change to the Articles that would change the number of directors constituting the Board.

(3)	Except as contemplated by the Transaction Agreements, any declaration or payment of a cash dividend or other distribution with respect to securities (or any non pro-rata repurchase of securities from Ariba, SOFTBANK or SOFTBANK Parent).

(4)	Except as contemplated by the Transaction Agreements, approve any material agreement or transaction between the Company or any of its subsidiaries, on the one hand, and Ariba or any of its Affiliates, on the other hand (a “Related Party Transaction”). For purposes of this section, Related Party Transaction shall consist of (1) any sale by the Company of Securities to Ariba or any entity in which Ariba holds an equity interest of ten percent (10%) or more not offered to SOFTBANK Parent, SOFTBANK, or their permitted transferees on a pro rata basis and (2) any material agreement or amendment of existing agreement, between the Company and Ariba or an Affiliate of Ariba.

Exhibit 21(b)

ACTIONS REQUIRING THE APPROVAL OF AN ARIBA

DIRECTOR PURSUANT TO SECTION 21(b)

Each of the following acts will require the approval of Ariba, to be obtained from one of the Directors appointed by Ariba (other than pursuant to Section 21(a)):

(1)	Any material change to the nature or scope of the Business.

(2)	Any amendment or other change to the Articles that would (i) change the number of directors constituting the Board or (ii) alter or change the rights, privileges, or preferences of the existing capital stock of the Company so as to affect adversely the existing capital stock.

(3)	Except as expressly contemplated by the Transaction Agreements, any declaration or payment of a cash dividend or other distribution with respect to Securities (or any repurchase of Securities from Ariba, SOFTBANK or SOFTBANK Parent).

(4)	Any sale, conveyance, or other disposal of all or substantially all of the Company’s property or business or any merger into or consolidation with any other entity (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

(5)	Any issuance of Securities, other than shares of Common Stock representing not more than ten percent (10%) of the then outstanding Fully Diluted Securities;

(6)	Any license or transfer any intellectual property of the Company except pursuant to non-exclusive agreements in the ordinary course of business.

(7)	Except as contemplated by the Transaction Agreements, any material agreement or transaction between the Company or any of its subsidiaries, on the one hand, and SOFTBANK, SOFTBANK Parent or any of their respective Affiliates, on the other hand (a “Related Party Transaction”). For purposes of this section, Related Party Transaction shall consist of (1) any sale by the Company of Securities to SOFTBANK, SOFTBANK Parent or any entity in which SOFTBANK, SOFTBANK Parent holds an equity interest of ten percent (10%) or more and (2) any material agreement or amendment of existing agreement, between the Company and SOFTBANK, SOFTBANK Parent or any of their respective Affiliates.

Schedule 15

Ariba’s Listed Competitors

American Software

Aspect Development

BizBots

BroadVision

Captura

Clarus

Commerce One

CommerceWave

Concur Technologies, Inc.

Connect

Dynamic Web

Elcom

Elekom

Extensity

Extricity

FairMarket

FreeMarkets

Fisher Scientific

GEIS

Greentree

Harbinger

i2

IBM

ICG

Infobank

Internet Factory

Intelisys

Ironside

IPlanet

Microsoft

Moai Technologies

OpenSite

Oracle

Pandesic

PeopleSoft

PurchasePro

Premenos

Remedy

RightWorks

SAP AG

SourceSys

Sterling Commerce

Signal Internet

Spaceworks

Trilogy

Ventro

Verticalnet

bex.com

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